SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                          Columbus McKinnon Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    199333105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 199333105                                            Page 2 of 6 Pages

================================================================================
 1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Gilchrist B. Berg
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------

        NUMBER OF             5       SOLE VOTING POWER

          SHARES                        1,098,492
                            ----------------------------------------------------
       BENEFICIALLY           6       SHARED VOTING POWER

         OWNED BY                       N/A
                            ----------------------------------------------------
           EACH               7       SOLE DISPOSITIVE POWER

        REPORTING                       1,098,492
                            ----------------------------------------------------
          PERSON              8        SHARED DISPOSITIVE POWER

           WITH                         N/A
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,098,492

--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*                                           |X|


--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     7.374%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

                    IN

================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 199333105                                            Page 3 of 6 Pages


Item 1(a).        Name of Issuer:
---------         --------------

Columbus McKinnon Corporation


Item 1(b).        Address of Issuer's Principal Executive Offices:
---------         -----------------------------------------------

140 John James Audobon Parkway, #2
Buffalo, New York  14228-1197


Item 2(a).  Name of Person Filing:
---------   ---------------------

Gilchrist B. Berg


Item 2(b).  Address of Principal Business Office or, if none, Residence:
---------   -----------------------------------------------------------

225 Water Street, Suite 1987
Jacksonville, Florida  32202


Item 2(c).  Citizenship:
---------   -----------

United States


Item 2(d).  Title of Class or Securities:
---------   ----------------------------

Common Stock


Item 2(e).  CUSIP Number:
---------   ------------

199333105


Item 3.     If this statement is filed pursuant to Rules 13d-1(b), 13d-2(b) or
------      ------------------------------------------------------------------
            13d-2(c), check whether the person filing is a:
            ----------------------------------------------

Inapplicable

CUSIP No. 199333105                                            Page 4 of 6 Pages


Item 4.     Ownership as of December 31, 2000.
------      ---------------------------------

            (a)      Amount Beneficially Owned:

                     1,098,492 shares

            (b)      Percent of Class:

                     7.374%

            (c)      Number of shares as to which such person has:

                     (i)      sole power to vote or to direct the vote:

                                      1,098,492

                     (ii)     shared power to vote or to direct the vote:

                                      Inapplicable

                     (iii) sole power to dispose or to direct the disposition of:

                                      1,098,492

                     (iv) shared power to dispose or to direct the disposition of:

                                      Inapplicable



Item 5.     Ownership of Five Percent or Less of a Class.
------      --------------------------------------------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

            Instruction: Dissolution of a group requires a response to this item.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
------      ---------------------------------------------------------------

            Inapplicable

CUSIP No. 199333105                                            Page 5 of 6 Pages


Item 7.     Identification and Classification of the Subsidiary Which Acquired
------      ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company.
            -------------------------------------------------------------

            Inapplicable


Item 8.     Identification and Classification of Members of the Group.
------      ---------------------------------------------------------

            Inapplicable


Item 9.     Notice of Dissolution of Group.
------      ------------------------------

            Inapplicable


Item 10.    Certification.
-------     -------------

           (a)   Inapplicable

           (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 199333105                                            Page 6 of 6 Pages


                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2001
----------------------------
Date



/s/ Gilchrist B. Berg
----------------------------
Gilchrist B. Berg